FOR IMMEDIATE RELEASE

LCC Contact:

C.R. Waldron

Sr. Vice President, Chief Financial Officer & Investor Relations

+1.703.873.2266 phone

bob_waldron@lcc.com

LCC INTERNATIONAL ANNOUNCES DELAY IN SCHEDULE FOR REFILINGS

MCLEAN, VIRGINIA, October 31, 2005 –LCC International, Inc., (NASDAQ: LCCIE), a global leader in wireless voice and data turn-key technical consulting services, announced today it will experience a delay in filing its amended quarterly reports on Form 10-Q/A for the third quarter of 2004 and first quarter of 2005 and its amended annual report on Form 10-K/A for year ended December 31, 2004 (the “Amended Filings”). As a result of the delay, the Company will be unable to file its quarterly reports on Form 10-Q for the second and third quarters of 2005 (the “2005 Quarterly Reports”) until the Amended Filings are completed and filed with the Securities and Exchange Commission (the “SEC”).

On September 6, 2005, the Company had announced that it expected to file the Amended Filings on or before October 31, 2005. The Company has now determined that it will not be able to file the Amended Filings by that date and, as a result, the 2005 Quarterly Reports will also be delayed.

The Company has filed a request with the Nasdaq Listing Qualifications Panel for an additional extension of time to become compliant with the filing requirements of the SEC and Nasdaq Marketplace Rule 4310(c)(14) until November 23, 2005, by which time the Company intends to file the Amended Filings and the 2005 Quarterly Reports.

Dean J. Douglas, President and Chief Executive Officer, said: “It is regrettable that we are not able to meet our original goal to file on or before October 31. It is critical, however, that we continue to work diligently to perform all work necessary to complete the filings. This will allow us to put this experience behind us and to move LCC forward in the growing and opportunity-rich wireless telecommunications industry.”

Charles R. Waldron, Sr. Vice President and Chief Financial Officer stated: “You will recall that our restatement is the result of an error related to revenue recognition with respect to a percentage-of-completion contract. In reviewing the revenue recognition miscalculation, we have done extensive retesting of all 2004 revenues and uncovered an error in the accounting for a second agreement related to the same project. I reiterate that we have found no evidence that any of the errors arose as a result of fraudulent conduct. The analysis we conducted as part of the correction of these matters led us to renegotiate the terms of two of our largest US contracts. These negotiations were concluded in the third quarter of 2005 and will positively impact our results going forward. However, the extensive follow on review by our internal and external auditors considerably slowed down the restatement of results for the third and fourth quarters and for the year 2004. This, in turn, delayed finalizing the quarterly financial statements for 2005. We look forward to completing our reviews and filings and re-establishing our communications with you on a regular basis.”

Concurrent with the issuance of this press release, the Company has filed with the SEC a current report on Form 8-K with a more detailed description of the circumstances requiring a delay in the filing of the Amended Filings and the 2005 Quarterly Reports.

A conference call to discuss this matter will be held on Tuesday, November 1 at 8:30 a.m. Eastern.

Details for all interested parties wishing to participate in the conference call to discuss the re-filing with management are as follows:

Via Live Conference Call: U.S. callers please dial 800/901-5218. Callers outside of the U.S. please dial 617/786-4511. Both numbers will require callers to enter reservation number 29764437. There will be a question and answer period during the call.

Via Live Web Cast: To listen to a live broadcast of the conference call via the Internet, please visit the Investor Relations section of the Company’s web site located at www.lcc.com. In order to participate in the call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in.

Via Digital Replay: A replay of the call will begin at approximately 1:00 p.m. Eastern on Tuesday, November 1 and will continue until 12 midnight Eastern on Friday, November 4. To access the replay, U.S. callers please dial 888/286-8010. For callers outside of the U.S. please dial 617/801-6888. Both numbers will require callers to enter reservation number 86891714 to be connected to the recording of the Company call.

Via Internet Archive: Beginning Friday, November 4, LCC’s conference call will be available for review on the Company’s web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access the November 1st call, go to the Audio Archives page that can be found in the Investor Relations section on the LCC website: www.lcc.com.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC’s expected compliance with filing deadlines. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may likely change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the restatement process and/or the uncertainty of success of any Nasdaq administrative hearing. Other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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